Exhibit 23.3

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-11 of Independence Realty Trust, Inc. of our reports dated November 18, 2013, relating to our audits of the Oklahoma Portfolio Combined Statement of Revenue and Certain Expenses and The Crossings at Ridgewood Apartments Statement of Revenue and Certain Expenses for the year ended December 31, 2012 appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

Philadelphia, PA

November 18, 2013